Exhibit 99.1

1430 O’brien Drive – Suite G

Menlo Park, CA 94025

June 5, 2007

VIA EMAIL & FEDERAL EXPRESS

Mr. Arthur L. Swift

886 Via Juan Pablo

San Juan Bautista, CA 95045

Dear Art,

I am pleased to offer you full-time employment as the President and Chief Executive Officer of Unidym, Inc. (“Unidym”) under the following terms:

1. You will report to the Board of Directors of Unidym and will have such duties and responsibility as are typically associated with being the President and Chief Executive Officer in a start-up company. As a key member of Unidym’s management team, you will be expected to work with the other key members of Unidym’s and Arrowhead’s management to ensure the long term success of Unidym.

2. Your gross base salary will be $6,442.30 per week (which equates to $335,000.00 per year). Unidym’s payroll is paid on a bi-weekly basis. It is expected that your start date will be on or before June 18, 2007.

3. You will receive signing bonus of $32,000, which will be fully earned upon your commencement of employment at Unidym and paid at the time of your first regular salary payment. All payments that constitute cash compensation will be subject to, and paid net of, all standard payroll deductions and withholding taxes, as required by law and company policies.

4. You will be eligible to participate in Unidym’s Executive Bonus Plan when it is adopted. Bonuses relating to the completion of major collaborations or partnerships and other similar events will be taken into account under this plan.

5. A recommendation will be made to the Board of Directors for a grant of an option to purchase 735,652 shares of the common stock of Unidym. The recommended vesting will be as follows: 12.5% on the first of the month which includes the six month anniversary of your date of hire and the remaining 87.5% in 42 successive equal monthly installments thereafter. The option strike price will be at the fair market value of the common stock of Unidym as established by the Board of Directors, currently $0.50. The option will be administered under the terms and conditions of Unidym’s 2006 Stock Option/Stock Incentive Plan.

6. A recommendation will be made to the Board of Directors of Arrowhead for a grant of an option to purchase 200,000 shares of the common stock of Arrowhead Research Corporation vesting on the same schedule as above. The option strike price will be based on the closing price of Arrowhead common stock on the NASDAQ Stock Market on the later of your start date or Arrowhead’s Board of Director’s approval. The option will be administered under the terms and conditions of Arrowhead’s 2004 Equity Incentive Plan.

7. In event of termination without cause in the first year of employment, you will receive six (6) month’s of severance and six (6) months of COBRA. During this time, you would not have any other benefits accrue to you. A separate Severance Agreement reflecting these terms will be prepared after you accept employment.

8. In event of constructive termination or termination without cause within one year of a change in control, 50% of your unvested options in Unidym will become vested and you will be paid one (1) year of severance plus one (1) year of COBRA. Again, A separate Severance Agreement reflecting these terms will be prepared after your accept employment.

9. You will be eligible to participate in the various employee benefit plans and programs offered by Arrowhead (health, dental, life, and disability insurance and Arrowhead’s 401(k) Plan) in accordance with the provisions of those plans and programs. An employee handbook is attached. A separate Severance Agreement reflecting these terms will be prepared after your accept employment.

10. Except for the Severance Agreement noted above, your employment relationship is “at will”, subject to the satisfaction of the Board of Directors, which means that either you or Unidym may terminate your employment at any time and for any reason or for no reason with or without notice.

11. This offer is contingent upon the satisfactory outcome of a background check. A consent for background check and employment application are included with this offer letter. The employment application and the consent should be completed by you and returned as soon as possible.

12. All other matters concerning your employment which are not specifically described in this offer letter shall be in accordance with Arrowhead’s standard practices and procedures.

Your offer is also contingent upon (1) signing the Unidym, Inc. At-Will, Confidential Information and Invention Assignment Agreement (modified for the Severance Agreement noted above), and (2) agreeing to abide by the Arrowhead Research Code of Corporate Conduct and Insider Trading Policy, and (3) establishing your identity and authorization to work as required by the Immigration Reform and Control Act of 1986 and (4) acceptance of the offer by June 8, 2007, and commencing your duties as President and CEO not later than June 18, 2007. The applicable documents are attached for your review. These documents must be accepted, signed and/or completed on your first day of work with Unidym.

Signing below will signify your acceptance of this offer of employment. This offer letter contains the entire agreement and understanding between you and Unidym and supersedes any prior or contemporaneous agreements, understandings, communications, offers, representations, warranties, or commitments by or on behalf of Unidym (either oral or written). The terms of your employment may, in the future, be amended but only in writing, signed by you and signed by a duly authorized officer on behalf of Unidym.

In the event a dispute does arise, this letter, including the validity, interpretation, construction and performance of this letter, shall be governed by and construed in accordance with the substantive laws of the State of California. Jurisdiction for resolution of any disputes shall be solely in California.

If these terms are agreeable to you, please sign and date the letter in the appropriate space at the bottom and return it to Arrowhead. We hope you accept our offer and look forward to your joining the Unidym team.

Sincerely,

/s/ R. Bruce Stewart
R. Bruce Stewart
Chairman

ACCEPTED:

/s/ Arthur. L. Swift
Arthur L. Swift